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                                                                     EXHIBIT 8.1

                             VINSON & ELKINS L.L.P.
                             2300 FIRST CITY TOWER
                               1001 FANNIN STREET
                           HOUSTON, TEXAS 77002-6760


                                                                   April 2, 2001

Mitchell Energy & Development Corp.
P. O. Box 4000
The Woodlands, Texas 77387-4000

Ladies and Gentlemen:

         You have requested our opinion with respect to the disclosures relating to all the material United States federal income and estate tax consequences generally applicable to the ownership by non-U.S. holders of outstanding shares of Class A Common Stock of Mitchell Energy & Development Corp. (the "Common Stock") to be offered and sold by George P. Mitchell as described in the prospectus forming a part of the Company's Registration Statement on Form S-3 relating to such shares (the "Prospectus").

         It is our opinion that the discussion and the legal conclusions set forth in the Prospectus under the heading "Certain United States Federal Tax Consequences to Non-U.S. Holders" are accurate and complete in all material respects and constitute our opinion as to the material United States federal income and estate tax consequences to Non-U.S. Holders (as defined in such section of the Prospectus) of Common Stock.

         Our opinion is based and conditioned upon the initial and continuing accuracy of the facts and the factual matters assumed as contained in the Prospectus. Our opinion is also based upon existing provisions of the Internal Revenue Code of 1986, as amended, regulations promulgated or proposed thereunder and interpretations thereof by the Internal Revenue Service and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change.

                                            Very truly yours,



                                            VINSON & ELKINS L.L.P.